Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS OF

AKERS BIOSCIENCES, INC.

(Effective as of October 19, 2019)

Section 3.1 is hereby amended and restated in its entirety as follows:

“Section 3.1. General Powers and Number. The business and affairs of the Corporation shall be under the direction of its Board of Directors. The Board of Directors may elect an Executive Chairman of the Board, a Non-Executive Chairman of the Board and a Lead Independent Director of the Board, from among its members. The Board of Directors shall consist of no more than eleven (11) and no less than two (2) members.